Exhibit 99.1
CytRx Reports Third Quarter 2017 Financial Results

LOS ANGELES – November 8, 2017 -- CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the quarter ended September 30, 2017, and provided an overview of recent accomplishments and plans.
"The third quarter of 2017 was transformative for CytRx," said Steven A. Kriegsman, CytRx's Chairman and CEO. "We executed a global strategic licensing transaction for aldoxorubicin, placing this clinically validated, post-Phase 3 asset into the hands of NantCell, Inc. to file the planned New Drug Application with the U.S. FDA.  Further, NantCell is laying the groundwork to develop aldoxorubicin in combination with other anti-cancer agents, including immunotherapies and other innovative cell-based approaches, and recently communicated their plans to submit Investigational New Drug (IND) Applications to the U.S. FDA combining aldoxorubicin with certain immunotherapy protocols in patients with pancreatic and breast cancer."
Mr. Kriegsman continued, "Internally, our efforts and resources have been refocused on generating new candidates from our proprietary LADR™ (Linker Activated Drug Release) technology platform where our goal is to create a new class of rationally designed, breakthrough anti-cancer drugs with the potential to address a broad range of tumor types.  Selection of a highly potent drug conjugate to bring into the clinic is at the forefront of our strategy heading into 2018, and we remain opportunistic in seeking out strategic alliances with big pharma."
Third Quarter 2017 and Recent Highlights
Highlighted Progress of LADR™ Candidates and Future Oncology Pipeline. In November 2017, CytRx provided an update on its R&D activities surrounding its proprietary LADR™ (Linker Activated Drug Release) Technology Platform.  To date in 2017, the Company's drug discovery laboratory, located in Freiburg, Germany, has tested over 75 rationally designed drug conjugates, and four lead candidates have been selected based on in vitro and animal preclinical studies, stability, and manufacturing feasibility.  The Company's goal is to nominate the next LADR™ candidate for clinical development in the first quarter of 2018 and to present these important preclinical data at an upcoming scientific meeting during the first half of 2018. Additional animal efficacy and toxicology testing of these lead candidates is underway, and CytRx's goal is to file the first LADR™-discovered, ultra-high potency conjugate IND for clinical trials in 2018.
Completed Reverse Stock Split.  On November 1, 2017, CytRx completed a 1-for-6 reverse stock split of its issued and outstanding common stock.  The split-adjusted shares of CytRx's common stock will continue trading on the Nasdaq Capital Market under the Company's existing symbol "CYTR," provided that the Company continues to comply with the Nasdaq listing requirements.  The reverse stock split reduced the number of common shares outstanding to approximately 27.6 million as of the effective date.  Authorized shares were also proportionally reduced to approximately 41.7 million, and the Company's preferred stock was reduced to approximately 0.8 million shares.  The reverse stock split was approved by the Company's stockholders at a Special Meeting held on October 27, 2017.
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Completed Strategic Realignment of Clinical Development Team.  In November 2017, the Company announced a strategic realignment of its development team to focus its efforts on generating new drug candidates from its LADR™ Technology Platform.  Hurley Consulting Associates, who have been providing strategic consulting to CytRx, will lead the company's development and regulatory activities. Concurrently, the position of Senior Vice President of Drug Development has been eliminated, and Shanta Chawla, M.D., has retired.
Announced Upcoming NantCell INDs.  In October 2017, CytRx announced that aldoxorubicin licensee NantCell, Inc. (a private subsidiary of NantWorks, LLC) plans to submit IND applications combining aldoxorubicin with its immunotherapy protocols for clinical trials in pancreatic and breast cancers.  The planned clinical trials will enroll patients with cancers resistant to standard therapy and will employ adaptive designs allowing for expansion of treatment cohorts and modification of patient treatments based on tumor profiling and individual patient responses over time.
Completed Strategic Licensing Transaction with NantCell for Development of Aldoxorubicin.  In July 2017, CytRx and NantCell executed a strategic licensing agreement for the global rights to aldoxorubicin.  NantCell, led by Dr. Patrick Soon-Shiong, who developed and commercialized Abraxane®, an albumin-mediated cytotoxic agent, received exclusive rights to develop and commercialize aldoxorubicin for all indications.  Under the terms of the agreement, NantCell purchased $13 million of CytRx common stock at a per share price of $6.60 (split-adjusted), representing approximately a 92% premium to the market price at the time of the transaction.  CytRx is eligible to receive up to an additional $343 million in regulatory and commercial milestones, plus increasing double-digit royalties on sales for aldoxorubicin's lead indication of soft tissue sarcomas, and mid to high single-digit royalties for any additional indications.  CytRx also issued NantCell a warrant to purchase on a split-adjusted basis up to 500,000 shares of common stock at $6.60 over the next 18 months.  CytRx has been actively working with the NantCell team to transition the aldoxorubicin program, including both completed and ongoing studies.
Third Quarter 2017 Financial Results
CytRx reported cash, cash equivalents and short-term investments of $46.0 million as of September 30, 2017.  During the third quarter, CytRx entered into a global strategic licensing agreement for aldoxorubicin with NantCell and received a strategic investment of $13.0 million.  Concurrent with the closing of the aldoxorubicin license agreement, CytRx amended its existing long-term loan and made payments of $10 million during the quarter to the lender.
Net loss for the quarter ended September 30, 2017, was $5.1 million, or $(0.19) per share, compared with a net loss of $12.2 million, or $(0.80) per share, for the quarter ended September 30, 2016, a reduction of $7.1 million.  During the third quarter of 2017, the Company recognized a non-cash gain of $3.8 million on the fair value adjustment of warrant derivative liability related to warrants issued in 2016, compared to a non-cash gain of $0.2 million during the third quarter of 2016 related to now expired warrants.
Research and development (R&D) expenses were $4.8 million for the third quarter of 2017, including approximately $2.6 million for aldoxorubicin, $1.0 million for pre-clinical development of new albumin-binding, ultra-high potency cancer drugs (Freiburg lab), and approximately $1.2 million for non-cash expenses and general operations of our clinical programs.  This is a reduction of approximately 47 percent compared to R&D expenses of $8.9 million for the third quarter of 2016.
General and administrative (G&A) expenses were $3.4 million for the third quarter of 2017, compared with $2.8 million for the third quarter of 2016.
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About CytRx Corporation
CytRx Corporation is a biopharmaceutical company specializing in research and clinical development of novel anti-cancer drug candidates that employ linker technologies to enhance the accumulation and release of drug at the tumor. Aldoxorubicin, CytRx's most advanced drug conjugate, is an improved version of the widely used chemotherapeutic agent doxorubicin and has been out-licensed to NantCell, Inc.  CytRx is also rapidly expanding its pipeline of ultra-high potency oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of potential breakthrough anti-cancer therapies.

Forward-Looking Statements
This press release contains forward-looking statements. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks and uncertainties relating to plans for regaining compliance with the Nasdaq rules; the ability of NantCell, Inc., to obtain regulatory approval for its products that use aldoxorubicin; the ability of NantCell, Inc., to manufacture and commercialize products or therapies that use aldoxorubicin; the amount, if any, of future milestone and royalty payments that we may receive from NantCell, Inc.; our ability to develop new ultra-high potency drug candidates based on our LADRTM technology platform; and other risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
michelle@argotpartners.com

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CYTRX CORPORATION
CONDENSED BALANCE SHEETS
 (Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$45,995,642	$56,959,485
Receivables	440,177	183,703
Prepaid expenses and other current assets	2,016,636	3,434,238
Total current assets	48,452,455	60,577,426
Equipment and furnishings, net	1,177,271	1,959,667
Goodwill	183,780	183,780
Other assets	35,869	48,911
Total assets	$49,849,375	$62,769,784
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities: Accounts payable	$5,033,748	$6,406,445
Accrued expenses and other current liabilities	2,897,266	3,830,498
Warrant liabilities	2,467,011	3,789,391
Term loan, net - current	11,052,705	5,481,656
Deferred revenues	6,924,353	—
Total current liabilities	28,375,083	19,507,990

Long term loan, net	—	18,484,510
Total liabilities	28,375,083	37,992,500
Commitments and contingencies

Stockholders' equity (2016 restated to reflect a 1-6 reverse stock split, see Note 1):
Preferred Stock, $0.01 par value, 833,334 shares authorized, including 4,167 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Preferred Stock, $1,000 stated value, 650 shares authorized, 0 and 518 outstanding at September 30, 2017 and December 31, 2016	—	518,000
Common stock, $0.001 par value, 41,666,667 shares authorized; 27,637,634 shares issued and outstanding at September 30, 2017; 18,553,816 shares issued and outstanding at December 31, 2016	27,638	18,554
Additional paid-in capital	467,839,469	440,106,725
Accumulated deficit	(446,392,815)	(415,865,995)
Total stockholders' equity	21,474,292	24,777,284
Total liabilities and stockholders' equity	$49,849,375	$62,769,784

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CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
License revenue	$—	$—	$—	$100,000

Expenses:
Research and development	4,755,191	8,927,037	17,675,079	29,531,609
General and administrative	3,418,808	2,771,732	9,534,872	12,859,069
	8,173,999	11,698,769	27,209,951	42,390,678

Loss before other income (loss)	(8,173,999)	(11,698,769)	(27,209,951)	(42,290,678)

Other income (loss):
Interest income	119,900	68,635	271,292	195,809
Interest expense	(828,120)	(781,038)	(2,999,230)	(1,939,186)
Other (loss), net	(6,055)	(10,489)	(16,722)	(4,398)
Gain (loss) on warrant derivative liabilities	3,763,855	246,211	(572,209)	939,668

Net loss	$(5,124,419)	$(12,175,450)	$(30,526,820)	$(43,098,785)

Basic and diluted net loss per share	$(0.19)	$(0.80)	$(1.33)	$(3.45)

Basic and diluted weighted-average shares outstanding	26,618,098	15,173,742	22,936,843	12,500,295

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